FIRST AMENDMENT TO THE BYLAWS
OF
RAIT FINANCIAL TRUST

This First Amendment to the Bylaws (the “Bylaws”) of RAIT Financial Trust (the “Company”) has been duly approved and adopted in accordance with Article XIII of the Bylaws.

1. Amendment. Section 416 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“Section 416. Other Committees. Committees other than the Executive Committee may be established, from time to time, by resolution adopted by a majority of the whole Board. Each such committee shall consist of one or more Trustees and shall have such powers as the Board of Trustees shall prescribe by resolution forming such committee.”

2. Effective Date. This First Amendment to the Bylaws is effective as of April 2, 2015.

3. Effect. Except as otherwise provided in this First Amendment to the Bylaws, the Bylaws shall remain in full force and effect.

* * *

IN WITNESS WHEREOF, the Company has caused this First Amendment to the Bylaws to be duly executed by its authorized officer as of April 2, 2015.

RAIT FINANCIAL TRUST

By: /s/ Anders Laren
Name: Anders Laren
Title: Secretary